Exhibit 10.2
January 4, 2022
To: Mo Katibeh
Re: Offer Letter
Dear Mo,
It is my pleasure to offer you a full-time position with RingCentral, Inc. (“Company”) as Chief Operating Officer (COO), reporting to Vlad Shmunis, CEO. Your responsibilities in this role will include direct reporting responsibility for the Company's go-to-market, product, and engineering functions, as well as other responsibilities and functions reasonably assigned to you by the CEO. You should note that the Company may modify job titles, job duties, compensation, and benefits from time to time as it deems necessary and in its sole discretion, but, other than any modifications or additions to the definition of “Good Reason” as expressly set forth herein, not in conflict with the definition of “Good Reason” under the EAP (as defined herein below).
Pending satisfactory completion of our pre-employment checks and your satisfaction of the other terms and conditions described herein, your employment start date (the “Start Date”) shall be no later than January 17, 2022 or a sooner date if mutually agreed.
Base Salary. Your initial annualized base salary will be $500,000, which will be paid on a semi-monthly basis, subject to applicable withholdings. Your base salary may be increased from time to time in the Company’s sole discretion.
Bonus. On a quarterly basis, you may be eligible to receive a management-by-objective bonus (“MBO”) in the target gross amount of 100% of your quarterly base salary ($125,000 per quarter; $500,000 per year) based upon achievement of the performance objectives established by the Company’s board of directors or a committee of the board (in either case, the “Board”) and the Board’s assessment of achievement of those objectives, as well as satisfying the other terms and conditions of the bonus plan approved by the Board. More information about the MBO is available in the RingCentral Executive Incentive Plan. As a member of the executive team, the achieved portion of your MBO currently will be paid in accordance with the Company’s Key Employee Equity Bonus Plan, in which the achieved portion of your MBO is paid on a quarterly basis in the form of fully-vested restricted stock units that cover shares of the Company’s Class A common stock (“RSUs”).
Sign-On Bonus.
If you accept this offer and begin working for RingCentral, you will be paid a $1,000,000 signing bonus in two equal installments of $500,000 each that will be paid and settled in fully-vested RSUs on each of the following respective Quarterly Vesting Dates (as defined below): February 20, 2022 and May 20, 2022.
In the event that you are terminated by the Company for Cause (as defined below), but not for death or Disability, or you voluntarily resign without Good Reason from your employment with the Company, in either case, within one (1) year of your Start Date, you agree to reimburse the Company for the total amount of the Sign-On Bonus actually received by you as reimbursement made to you by the Company under this provision within 120 days following your employment termination date.

Equity Award., You will be granted RSUs with an initial value of $12,000,000 (the “Initial Value”) (the “Initial Equity Grant”), subject to approval by the Compensation Committee at its next meeting in early February 2022. The actual number of RSUs granted to you will equal the Initial Value divided by the monthly average closing price of a share of the Company’s Class A common stock (as quoted on the New York Stock Exchange) during the calendar month in which your Start Date occurs. The RSUs will be granted to you only if you remain an employee of the Company through the grant date. Your RSUs shall be subject to the terms of the Company’s 2013 Equity Incentive Plan (the “2013 Plan”) and an RSU agreement between you and the Company (together with the 2013 Plan, the “Equity Documents”). Subject to the paragraph below, your RSUs shall vest over a 4-year period as follows: provided you remain a service provider of the Company, (A) 1/8th of the RSUs shall vest on August 20, 2022, (B) 1/8th of the RSUs shall vest on February 20, 2023 and, (C) beginning on May 20, 2023, 1/16th of the RSUs shall vest on each Quarterly RSU Vesting Date over the next three (3) years. The “Quarterly RSU Vesting Dates” are February 20, May 20, August 20, and November 20 of each year. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.
You will be eligible to participate in the Company’s Equity Acceleration Policy, as amended (“EAP”). As more fully set forth therein, if you experience a “Qualified Termination” (as defined in the EAP), fifty percent (50%) of your then-outstanding unvested RSUs shall vest if you satisfy the terms and conditions set forth in the EAP. For avoidance of doubt, if you are the chief operating officer or offered a substantially equivalent position of RingCentral or a business unit, division or subsidiary of the surviving entity after a Change of Control, this will not be Good Reason. In the event of any conflict between the terms of the EAP and this offer letter, this offer letter shall apply and control.
Beginning in 2023, you are eligible for annual Company equity awards commensurate with your position and the approval of the Board and subject to any terms and conditions approved by the Board (each, an “Additional Equity Award”). Each Additional Equity Award shall be subject to the terms of the Equity Documents and shall vest over a 4-year period as follows: provided you remain a service provider of the Company, 1/16th of the RSUs shall vest on each Quarterly RSU Vesting Date beginning on May 20 of the applicable year in which such Additional Equity Award grant is made. The Initial Equity Grant and Additional Equity Awards shall be deemed time-based RSUs; provided, however, if the Company introduces and implements performance-based RSUs as part of the Company’s future executive compensation, then some or all of the Additional Equity Award may be subject to performance-based vesting on substantially similar terms and conditions as the performance-based vesting terms of other similarly-situated Company executives.
Relocation. You will be primarily working in the Company’s offices in Belmont, California. You may be requested to travel as part of your job duties. You will be primarily located in the San Francisco/Bay Area (“SFBA”) by February 1, 2022 and you and your family will relocate permanently to the SFBA by no later than August 31, 2022.
The Company will pay or reimburse you for the reasonable expenses you actually incur through August 31, 2022 (the “Relocation Period”), in connection with your relocation from Dallas, Texas to the San Francisco-Bay Area, California; including:
1. Assistance in obtaining corporate temporary housing in the San Francisco/Bay Area for you and your family, including without limitation, the reasonable cost of such temporary housing through August 31, 2022; plus

2. Other relocation transition and moving related expenses (but excluding any costs or other expenses to the sale or purchase of your permanent residence) which will be reimbursed to you up to $60,000 in the aggregate.
Severance. In the event of (a) a termination of your employment by the Company other than for “Cause” (as defined below), or (b) your termination of employment for “Good Reason” (as defined in the EAP, as clarified above), then, subject to your satisfying the conditions set forth in Exhibit A attached hereto, you will be entitled to the following:
(a) Cash. Cash severance equal to (x) six (6) months of your then-current base salary if termination is other than for Cause and (y) twelve (12) months of your then-current base salary if termination is due to death or Disability (as defined in the EAP), in each case payable in semi-monthly installments in accordance with the Company’s payroll procedures,
(b) COBRA. If you elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for you and your eligible dependents, then the Company will reimburse you for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to your termination) until the earlier of (i) a period of 12 months from the date of termination or (ii)) the date upon which you and/or your eligible dependents are no longer eligible for COBRA continuation coverage. or, in the event providing such benefit would result in a violation of applicable law as determined by the Company, in its discretion, a lump sum payment of $30,000, less applicable withholding, in lieu of such COBRA reimbursement,
(c) Acceleration of Vesting.
(1) Pursuant to the EAP, if such termination occurs during the Change in Control Period (as defined in the EAP, as amended to begin 90 days prior to a Change in Control (as defined in the EAP)), 50% accelerated vesting of your then-outstanding and unvested Company equity awards that are subject to time-based vesting conditions (including, without limitation, time-based RSUs granted to you) subject to the terms and conditions of the EAP; and
(2) If such termination occurs outside of the Change in Control Period (as defined above), accelerated vesting of the portion of each of your then-outstanding and unvested Company equity awards that are subject to time-based vesting conditions (including, without limitation, time-based RSUs granted to you) that would have vested had you remained employed with the Company through the date that is six (6) months following your effective last day with the Company.
(d) For purposes of this letter, “Cause” has the meaning set forth in the EAP, as amended below and will include your failure to be primarily located in the San Francisco/Bay Area by no later than February 1, 2022 and/or to relocate you and your family to the SFBA by no later than August 31, 2022. The following definition of “Cause” replaces the definition of the EAP:
a.“Cause” means, unless otherwise defined in the Participation Agreement, the Eligible Employee’s (i) commission of fraud, misappropriation, embezzlement or breach of fiduciary duty, (ii) willful failure to perform the Eligible Employee’s employment duties to the Company or the subsidiary of the Company employing the Eligible Employee, (iii) willful and material breach of the Eligible Employee’s confidentiality agreement outside the parameters of his employment duties to the Company or any other similar agreement between the Eligible Employee and the Company or any subsidiary of the Company, (iv) conviction of, or entry of a plea of guilty or nolo contendere to, a felony (other than motor vehicle offenses the effect of which do not materially impair the Eligible Employee’s performance of the Eligible Employee’s employment duties), or (v) commission of any act of fraud or embezzlement or any act of dishonesty or any other willful misconduct that has caused or is reasonably expected to result in a material injury to the Company or any of its subsidiaries.
An act or failure to act shall not be “willful” if (1) done by the Executive in good faith and (2) the Executive reasonably believed that such action or inaction was in the best interests of the Company or the subsidiary of the Company employing the Eligible Employee. You will be provided at least thirty (30) days to cure any breach or failure after receiving written notice from the Company of any such breach or failure under Sections (a)(ii) or (a)(iii) of the EAP.
Benefits. You will be eligible to participate in the Company’s employee benefits plans generally available to the Company’s senior executives subject to their terms, including any eligibility requirements. You will be provided with Company-wide paid holiday days and paid-time off in accordance with the Company’s paid time off policy, as may be amended from time to time.
Legal Expenses. You are eligible to receive reimbursement for reasonable legal expenses related to this letter and affiliated documents up to $5,000 (“Legal Expenses”). You must submit written documentation of the Legal Expenses within 45 days after the Legal Expenses are incurred in order to receive any reimbursement for such Legal Expenses. Reimbursements will be paid to you, grossed up for applicable tax withholdings (if any), within 30 days after the Company receives written documentation of the Legal Expenses in accordance with the previous sentence.
Guidelines for Employment. If you accept this offer and become an employee of the Company, you will be subject to our employment policies. In addition to those employment policies, this offer is contingent upon its approval by the Board and the following:
•Execution by you of the Company’s standard Confidential Information and Invention Assignment Agreement on or as soon as possible following the date you sign this letter, but in no event later than your Start Date; and
•Execution by you of the Company’s standard Arbitration Agreement on or as soon as possible following the date you sign this letter, but in no event later than your Start Date; and
•Successful completion of a background investigation, consistent with applicable law.
This offer will be withdrawn (whether or not you have already signed it) if any of the above conditions set forth in this section “Guidelines for Employment” is not satisfied.
On your Start Date, please be sure to bring your identification card(s) to establish your identity and eligibility for employment in the United States. Failure to provide such verification within three business days of your Start Date will result in the withdrawal of this offer.
Restrictions on Employment. By signing this offer letter, you represent and warrant that you are not party to any agreement or subject to any policy that would prevent or restrict your from engaging in activities competitive with the activities of your former employer or from directly or indirectly soliciting any employee, client or customer to leave the employ of, or transfer its business away from, your former employer, or if you are subject to such an agreement or policy, you have complied and will comply with it, and your employment with the Company does not violate any such agreement or policy. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer. If you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer before removing or copying the documents or information. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or become involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company; provided that you may request approval for such other business activities that do not compete, directly or indirectly, with the Company or its subsidiaries (e.g., serving as a board member or advisor for up to one other public company) from the Board and such approval shall not be unreasonably withheld or delayed. For clarity, nothing in this letter shall restrict your ability to engage in any work with non-profit and/or community organizations.
At-Will Employment. Your employment with the Company is “at will.” This means that you may terminate your employment with the Company at any time for any reason. Likewise, the Company may terminate your employment or this offer any time and for any reason.
Prior Agreements. This letter, together with the Equity Documents and Confidential Information and Invention Assignment Agreement, supersedes and replaces any prior understandings or agreements, whether oral, written, or implied, between you and the Company regarding the matters described in this letter.
Choice of Law. The validity, interpretation, construction, and performance of this letter, all acts and transactions pursuant hereto, and the rights and obligations of the parties shall be governed, construed, and interpreted in accordance with the laws of the state of California without giving effect to principles of conflicts of law. Any disputes dispute arising from this letter shall be decided only in a state or federal court sitting in San Mateo County, California, which the parties expressly agree shall be the exclusive venue for any such action.
Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this Agreement by email or any other electronic means. You hereby consent to (i) conduct business electronically, (ii) receive such documents and notices by such electronic delivery, and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
Acceptance. If not accepted by 12:00 p.m. PST on January 5, 2022, this offer will expire in its entirety.
Mo, I really look forward to working with you. We have high hopes that you will contribute in a very tangible and visible manner to our continued success.

Sincerely,	ACCEPTED:

/s/ Vladimir Shmunis	/s/ Mo Katibeh

Vlad Shmunis	Mo Katibeh
Chief Executive Officer
RingCentral, Inc.

Exhibit A
Terms Applicable to Severance
The receipt of any severance under this letter is subject to you signing and not revoking a general release of claims in a form reasonably acceptable to the Company and in a manner that is otherwise consistent with the terms of this letter (the “Release”); provided that such Release is effective within sixty (60) days following your termination of employment (the “Release Deadline”). No severance payment will be made until the Release becomes effective. Moreover, as a condition precedent to receiving COBRA premiums, you must complete and return a Form W-9 to RingCentral within sixty (60) days following the termination of your employment. If the Release is not effective by the Release Deadline, you forfeit your right to any severance benefits under this letter. Subject to any payment delay necessary to comply with Section 409A (as defined below), your severance under this letter will be paid on, or, in the case of installments, will not commence until, the first Company payroll date following the effective date of the Release (or, in the case of payments that qualify as Deferred Compensation, on the sixty-first (61st) day following your separation from service). If you die before all amounts have been paid, such unpaid amounts will be paid to your designated beneficiary, if living, or otherwise to your personal representative in a lump-sum payment (less any withholding taxes) as soon as possible following your death.
It is the intent of this letter that all payments and benefits hereunder comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder and any applicable state law requirements (“Section 409A”) so that none of the payments and benefits to be provided under this letter will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. You and the Company agree to work together in good faith to consider amendments to this letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.
Notwithstanding anything to the contrary in this letter, no separation pay or benefits will be paid or provided to you, if any, pursuant to this letter that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, “Deferred Compensation”) or otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) until you have a “separation from service” within the meaning of Section 409A. Further, if at the time of your termination of employment, you are a “specified employee” within the meaning of Section 409A, payment of such Deferred Compensation will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following your termination of employment, or your death, if earlier (the “Six-Month Delay”). All subsequent Deferred Compensation, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your termination but prior to the six (6) month anniversary of your termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Compensation will be payable in accordance with the payment schedule applicable to each payment or benefit.